UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2022

Rodin Income Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-221814	81-1144197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 E. 59th Street, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 938-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events

Distributions Declared

On February 14, 2022, the board of directors of Rodin Income Trust, Inc. (the “Company”) authorized, and the Company declared, distributions for the period from February 15, 2022 to May 14, 2022, in an amount equal to $0.004602739 per day per share (or approximately $1.68 on an annual basis). Distributions will be payable by the 5th business day following each month end to stockholders of record at the close of business each day during the prior month.

Net Asset Value

On February 14, 2022, the Company’s board of directors approved an estimated net asset value (the “NAV”) as of December 31, 2021 of $23.39 per share for Class A and I, and $23.37 for Class T shares of common stock. The calculation of the Company’s estimated NAV was performed by Robert A. Stanger & Co., Inc. (“Stanger”), its independent valuation firm, in accordance with the procedures described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus. Although the independent valuation firm performs the calculation of the Company’s estimated NAV, the Company’s board of directors is solely responsible for the determination of the Company’s estimated NAV.

In performing the calculation of the  estimated NAV per share, Stanger observed that the Company had originated and held two loans and a preferred equity interest as of December 31, 2021, and that the Company’s NAV was comprised of cash and equivalents plus its interests in the Delshah Loan, the East 12th Street Loan and the Delshah Preferred Equity Interest (each as described below), amounts due from related party, less accrued expenses, distributions payable, the liquidation value of the Company’s preferred stock and due to related party (excluding amounts owed to Rodin Income Advisors, LLC (the “Advisor”) for reimbursement of organization and offering costs, as further described below (“O&O Costs”), less the current accrued O&O Costs liability due), as identified on the Company’s balance sheet. Stanger also considered any other amounts due to the Advisor or affiliates for repayment of certain sponsor support of a portion of selling commissions and dealer manager fees and amounts due to the special unit holder in certain circumstances, including liquidation of the Company, for which no amounts were due as of December 31, 2021. There can be no assurance that a stockholder would realize $23.39 per share of Class A and I common stock or $23.37 per share of Class T common stock if the Company were to liquidate or engage in another type of liquidity event today. In particular, the Company’s December 31, 2021 NAV does not consider fees or expenses that may be incurred in connection with a liquidity event, including reimbursement of amounts to the Advisor for O&O Costs, and any operating expenses that have not been invoiced by the Advisor in accordance with the terms of the advisory agreement, and, the full extent of the impact and effects of COVID-19 on the future financial performance of the Company, as a whole, and, specifically, on its investments and underlying borrowers and their real estate property holdings are uncertain at this time. Due to COVID-19, as of December 31, 2021, there was a limited market, relative to pre-COVID-19 levels, for loan investments like those held by the Company. Therefore, there can be no assurance that the estimated market value of the investments included in the NAV would materially equal the gross amount realized if such loan or preferred equity investments were sold by the Company at December 31, 2021. The Company believes that the methodology of determining the Company’s NAV conforms to the Institute for Portfolio Alternatives Practice Guideline for Valuations of Publicly Registered Non-Listed REITs (April 2013) and is prepared in accordance with the procedure described in the “Net Asset Value Calculation and Valuation Procedures” section of the Company’s prospectus. In addition, the Company’s board of directors periodically reviews the Company’s NAV policies and procedures.

The NAV for each class of shares is based on the value of the Company’s assets and the deduction of any liabilities, and any distribution fees applicable to such class of shares.

Delshah Investments

As previously disclosed on the 8-K dated January 7, 2021, an affiliate of Delshah paid down the original principal balance of the Delshah Loan by $1.8 million, resulting in a principal loan balance of $16.2 million. Concurrently with the pay down, $8.1 million (50% of the remaining Delshah Loan) converted from a mezzanine loan to the Delshah Preferred Equity Interest. The Delshah Preferred Equity Interest is junior to both the senior loan on the underlying collateral and the Delshah Loan. The preferred return is 10.0% until September 21, 2023 and is redeemable at any time with no penalty. The Company also has a promoted interest equal to 20% of the proceeds, on a pari passu basis, after the Company receives a 10% preferred return and the DS Property Acquisitions LLC, an affiliate of Delshah receives a 15% return on their capital basis. No value was attributable to this promoted interest in the Company’s current NAV.

The remaining $8.1 million principal balance of the Delshah Loan remained outstanding as a mezzanine loan with the same terms as those in effect prior to the conversion. As of December 31, 2021, CFI held a 99% interest in the Delshah Loan through a participation agreement between the Company and CFI, and the Company retained a 1% interest in the Delshah Loan. As of December 31, 2021, the Company held 100% of the Delshah Preferred Equity Interest.

In accordance with the Company’s valuation procedures, the Delshah Loan, the East 12th Street Loan and the Delshah Preferred Equity Interest, (each individually an “Investment” and collectively the “Delshah Investments”) were included in the determination of NAV at their estimated fair market value as of December 31, 2021, as determined by Stanger, as adjusted to reflect the Company’s retained interests in each of the Delshah Investments, respectively. The estimated fair market value of the each of the Delshah Investments was based upon taking, for each the anticipated payments over the remaining loan and projected investment term and discounting such payments to a present value at a discount rate range equal to the current estimated market interest rate or yield on similar investments. To provide their opinion of value of the Delshah Investments, Stanger first reviewed the terms of each of the Delshah Investments as contained in the loan and investment agreements. Stanger then reviewed mezzanine loan and preferred equity market terms at or around December 31, 2021 to ascertain current market interest rates for investments similar to the Delshah Investments. This review was conducted by (i) interviews of participants in the mezzanine / preferred equity market, (ii) reviewing recent mezzanine loan and preferred equity transactions, as available, and (iii) reviewing published surveys available at or around December 31, 2021. Based on Stanger’s reviews above and taking into consideration each of the Delshah Investments’ unique factors, including, but not limited to, loan-to-value (based primarily on the most-recent appraised value of the underlying real estate collateral properties, subsequent capital investment into the real estate collateral properties and current asking and contract prices for the for sale condominium units for the East 12th Street Loan collateral property), debt service and preferred equity yield coverage and reserve levels and funding requirements of the underlying collateral properties, as well as property specific attributes such as property type and location, financial information pertaining to the borrower and/or guarantor, prepayment terms, and investment and loan origination dates, maturity dates and extension terms, a market interest rates was determined for each Delshah Investment to utilize in the determination of the fair market value of the Delshah Investments.

 The following table provides a breakdown of the major components of the Company’s NAV:

Components of NAV	December 31, 2021
Cash and cash equivalents	$2,061,470
Commercial mortgage loans, held for investment(1)	8,870,417
Investment in real estate-related assets(2)	8,100,000
Due from related party	39,963
Accrued interest receivable	132,613
Accrued preferred return receivable	47,250
Prepaid expenses and other asset	25,000
Accounts payable and accrued expenses	(186,480)
Distributions payable	(109,960)
Due to related party(2)	(133,741)
Distribution fee payable the following month(3)	(4,015)
Accrued interest payable	(71,757)
Non-controlling interests in subsidiaries	(125,000)
Sponsor promote / Support repayment	—
Net asset value	$18,645,760
Number of outstanding shares	797,458

Note:	(1) Reflects the Company’s interest in the Delshah Loan and the East 12th Street Loan.

(2) Reflects the Company’s interest in the Delshah Preferred Equity Interest.

(3) Excluding $26,157 due to the Advisor for reimbursement of O&O Costs ($32,696 less the current liability due of $6,539) pursuant to the procedures described in the “Net Asset Value Calculations and Valuation Procedures” section of the Company’s prospectus.

(4) Distribution fee only relates to Class T Shares.

NAV Per Share	Class A Shares	Class T Shares	Class I Shares	Total
Total Gross Assets at Fair Value	$9,958,644	$5,069,209	$4,248,860	$19,276,713
Due to related party	(69,093)	(35,170)	(29,478)	(133,741)
Other liabilities	(190,216)	(100,840)	(81,156)	(372,212)
Non-controlling interests in subsidiaries	(64,577)	(32,871)	(27,552)	(125,000)
Quarterly NAV	$9,634,758	$4,900,328	$4,110,674	$18,645,760
Number of outstanding shares	411,979	209,708	175,771	797,458
NAV per share	$23.39	$23.37	$23.39

The following table reconciles stockholders’ equity per the Company’s consolidated balance sheet to the Company’s NAV:

Reconciliation of Stockholders' Equity to NAV	December 31, 2021
Stockholders' equity under U.S. GAAP	$18,625,620
Adjustments:
Fair value adjustment of commercial mortgage loans, held for investment	—
Organization and offering costs	26,157
Accrued distribution fee	118,983

Non-controlling interests in subsidiaries	(125,000)
NAV	$18,645,760

The following details the adjustments to reconcile U.S. GAAP stockholder’s equity to the Company’s NAV:

Fair value adjustment of commercial mortgage loans, held for investment and investment in real estate-related assets

The Company’s Investments are, held for investment are presented at historical cost in our U.S. GAAP consolidated financial statements. As such, any changes in the fair market value of our Investments, held for investment are not included in our U.S. GAAP results. For purposes of determining our NAV, our Investments are presented at fair value.

Organization and offering costs

The Advisor had agreed to pay, on behalf of the Company, all O&O Costs through the first anniversary of the date on which the Company satisfied the Minimum Offering Requirement, which was June 28, 2019 (the “Escrow Break Anniversary”). Such costs are being reimbursed to the Advisor, ratably, by the Company, over 36 months beginning on June 29, 2019, subject to the 1% Cap. After the Escrow Break Anniversary, the Advisor, in its sole discretion, may pay some or all of the additional O&O Costs incurred, but it is not required to do so. Following the Escrow Break Anniversary, the Company began reimbursing the Advisor for payment of the O&O Costs ratably over a 36-month period; provided, however, that the Company will not be obligated to pay any amounts that as a result of such payment would cause the aggregate payments for O&O Costs (less selling commissions, dealer manager fees and distribution fees) paid to the Advisor to exceed the 1% of gross proceeds raised in our public offerings (the “1% Cap”), as of such payment date. To the extent the Advisor pays such additional O&O Costs, the Company will be obligated to reimburse the Advisor subject to the 1% Cap. Any amounts not reimbursed in any period shall be included in determining any reimbursement liability for a subsequent period. As of December 31, 2021, the Advisor has continued to pay all O&O Costs on behalf of the Company. Under U.S. GAAP, the Company's reimbursement liability pertaining to the O&O costs is included with due to related party in the Company's consolidated balance sheet. For NAV, such costs will be recognized as a reduction in NAV as they are reimbursed.

Accrued distribution fee

Accrued distribution fee represents the accrual for the full cost of the distribution fee for Class T shares. Under U.S. GAAP the Company accrued the full cost of the distribution fee as an offering cost at the time it sells the Class T shares. For purposes of NAV the Company recognizes the distribution fee as a reduction of NAV on a quarterly basis as such fee is due.

Non-controlling interests in subsidiaries

Non-controlling interests in subsidiaries represents the equity ownership in a consolidated subsidiary which is not attributable to the Company. The interests are presented at fair value for purposes of determining our NAV.

Sensitivity Analysis

Assuming all other factors remain unchanged, the table below presents the estimated increase or decrease to the Company’s December 31, 2021 NAV for the changes in the effective contractual interest rates or preferred return rates for the Investments, respectively:

Sensitivity Analysis	Range of NAV (Class A & I)			Range of NAV (Class T)
	Low	Concluded	High	Low	Concluded	High
Estimated Per Share NAV	$23.28	$23.39	$23.39	$23.26	$23.37	$23.37
Estimated Market Interest Rate - Delshah Loan(a)	9.68%	9.22%	9.22%	9.68%	9.22%	9.22%
Estimated Market Interest Rate - Delshah Preferred Equity Interest(a)	10.64%	10.13%	10.13%	10.64%	10.13%	10.13%
Estimated Market Interest Rate - East 12th Street Loan(a)	12.14%	11.56%	11.56%	12.14%	11.56%	11.56%
(a)	Limited by the loans prepayment provisions, where applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RODIN INCOME TRUST, INC.

Date: February 14, 2022	By:	/s/ John C. Griffin
Name: John C. Griffin
Title: Chief Financial Officer